Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made as of February 24, 2021, and effective November 6, 2020 (the “Effective Date”), between 180 Life Sciences Corp., a Delaware corporation (the “Company”), and James N. Woody (“Executive”) (collectively, the Company and Executive are the “Parties”). This Agreement amends, supersedes, and replaces in its entirety that certain Employment Agreement between the Executive and 180 Life Corp. (formerly 180 Life Sciences Corp.), a Delaware corporation dated July 1, 2020, as amended from time to time (the “Prior Agreement”), effective as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Start Date; Employment Term. Executive’s employment with the Company pursuant to this Agreement will commence on the Effective Date (the “Start Date”) and end on the third (3rd) anniversary of the Start Date (the “Initial Term”), provided, however, that at the end of Initial Term and on each anniversary thereafter (each, an “Extension Date” the term of Executive’s employment under this Agreement shall be automatically extended for an additional one (1) year period (each, a “Renewal Term”), unless the Company or the Executive provides the other at least 90 (ninety) days’ prior written notice before the next Extension Date that the Initial Term or Renewal Term, as applicable, shall not be so extended. The period of time from the Start Date through the termination of this Agreement and Executive’s employment hereunder pursuant to its terms is hereafter referred to as the “Employment Term”.

2. Position and Duties. During the Employment Term, Executive shall serve as the President and Chief Executive Officer, reporting to Board of Directors (the “Board”). Executive shall also serve as a Director on the Company’s Board. During the Employment Term, Executive shall perform such duties and responsibilities on behalf of the Company and its affiliates consistent with Executive’s position and titles, including, without limitation: (a) overall responsibility for creating, planning and integrating the strategic direction of the Company (b) the engagement and retention of advisors and all other key employees and consultants of the Company; (c) the review and approval of the Company’s budgets; (d) review and approval of the Company’s annual strategic plan and (e) review and approval of all mergers and acquisitions of other companies and assets including disposition and licensing of all intellectual property and patents.

3. Compensation.

(a) Base Salary: Executive’s annual base salary will initially be $450,000 per year, payable in accordance with the Company’s normal payroll procedures, less all applicable withholdings and deductions. With the completion of the next financings, of over $20,000,000 cumulative, the terms of the base salary will be renegotiated. On the first anniversary of the Start Date and on each anniversary thereafter, the then-current base salary shall be increased by five percent (5%). The base salary, as increased in accordance with this Section, will hereinafter be referred to as the “Base Salary”.

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(b) Bonus: Executive will be eligible to receive an annual bonus, with a target bonus opportunity equal to forty-five percent (45%) of Executive’s then-current Base Salary, based upon the Company’s achievement of performance and management objectives as set and approved by the Board and/or Compensation Committee in consultation with the Executive. The annual bonus shall be paid on or before March 31 of the year following the year in which the bonus is earned. At the choice of the Executive, the annual bonus can be paid in cash or the equivalent value of the Company’s common stock or a combination of both. Executive must be employed by the Company on the date of payment in order to earn and receive any annual bonus unless Executive is terminated without Cause or resigns with Good Reason. For calendar 2020, such Bonus payment will be prorated for the approximately 2 months after the Start Date. The Board, as recommended by the Compensation Committee, may also award the Executive a bonus from time to time (in stock, options, cash, or other forms of consideration) in its discretion.

(c) Equity Award: Concurrent with the parties entry into this Agreement, the Company shall grant the Executive incentive stock options to purchase one million four hundred thousand (1,400,000) shares of the Company’s common stock (the “Options”). The Options shall have a term of ten (10) years; an exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant; as defined in the Company’s 2020 Omnibus Incentive Plan (the “Plan”), shall be subject to such Plan; shall be evidenced by a stock option agreement entered into by the Company, and shall vest at the rate of (a) 1/5th of such Options on the execution date of this Agreement; and (b) the remaining 4/5th of such options will vest ratably on a monthly basis over the following 36 months on the last day of each calendar month; provided, however, that the equity awards will vest immediately upon Executive’s death or disability (as defined in section 4(b)), termination without Cause or a termination by Executive for Good Reason, a change in control of the Company (as defined in the Company’s equity incentive plan or agreement) or upon a sale of the Company. Such equity awards shall be subject to such other provisions to be set forth in Company’s equity incentive plan and the applicable grant agreement(s) to be entered into between Executive and the Company, which grant agreement shall be no less favorable than that for other senior executives and directors of the Company. Future equity awards, particularly upon the completion of new financings within the first year of this contract, may be recommended by the Compensation Committee of the Company’s Board of Directors and approved by the Company’s Board of Directors. In addition, after the initial year of this contract, future equity grants will be determined in future years.

(d) Benefits: Executive will be eligible to participate in the benefits offered by the Company, including, without limitation, any health insurance, retirement, and fringe benefits offered by the Company, in accordance with the applicable terms of the benefit program, plan, or arrangement. Executive is authorized for first class travel in the performance of his duties.

(e) Vacation: The executive is entitled to up to 30 days of vacation per year. If not taken, unused vacation is paid out in cash at the end of each year of the Agreement.

(f) Expenses: All expenses associated with Company’s business will be 100% reimbursed on the submission of receipts for payment. Payment shall be made within 30 days of receipt of documentation. Executive shall receive prior authorization for expenses exceeding $5,000. All reimbursements shall be made in accordance with the Company’s reimbursement policies.

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(g) Office. The Company shall provide the Executive and his executive team with office space located near Palo Alto, California with sufficient staff, supplies and equipment to operate an office.

(h) Other Activities: Nothing in this agreement shall prevent the Executive from undertaking any other business activities while this agreement is in force, provided that:

(i) such activity does not cause a breach of any of the Executive’s obligations under this agreement; and

(ii) the Executive shall not engage in any such activity if it relates to a business which is similar to or in any way competitive with the business of the Company (or any Group Company) without the prior written consent of the Company; and

(iii) any activities that were initiated prior to the signing of this Agreement, that were noncompeting, and disclosed in writing to the Company.

4. Termination of Employment. The Company or the Executive may terminate the Executive’s employment pursuant to this Section 4. Upon any termination of the Executive’s employment, the Company shall have no further obligations to the Executive under this Agreement other than for payment of any accrued but unpaid base salary, properly incurred but unreimbursed business expenses, accrued but unused vacation, and severance payments, if any, required under Section 5. Rights and benefits of the Executive under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

a. Death. The Executive’s employment will terminate upon the Executive’s death. If such an event should occur all compensation due, and equity shall be awarded to the Executive’s spouse, Suzanne Mann Moore within 90 days.

b. Disability. The Company may terminate the Executive’s employment by reason of the Executive’s becoming subject to a Disability (as defined in the following sentence) upon the Company providing thirty (30) days’ prior notice to Executive of its intention to terminate Executive’s employment due to his or her Disability. For purposes of this Agreement, “Disability” means the Executive is unable to perform the essential functions of his or her position, with or without a reasonable accommodation, for a period of ninety (90) consecutive calendar days or one-hundred and eighty (180) non-consecutive calendar days within any rolling twelve (12) month period.

c. Cause. The Company may terminate the Executive’s employment under this Agreement for “Cause.” For purposes of this Agreement, “Cause” means any of the following: (i) Executive’s engaging in any acts of fraud, theft, or embezzlement involving the Company; (ii) Executive’s conviction, including any plea of guilty or nolo contendere, of any felony crime which is relevant to the Executive’s position with the Company; and (iii) Executive’s material violation of this Agreement which is materially damaging to the reputation or business of the Company, provided that prior to terminating Executive for Cause, the Board must first (A) provide notice to Executive specifying in reasonable detail the condition giving rise to Cause for termination no later than the sixtieth (60th) day following the occurrence of that condition; (B) provide the Executive a period of thirty (30) days to remedy the condition, if subject to remedy, and so specify in the notice; and (C) terminate his employment for Cause within thirty (30) days following the expiration of the period to remedy if the Executive fails to remedy the condition.

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d. Without Cause. The Company may terminate the Executive’s employment without Cause on sixty (60) days’ prior written notice to the Executive.

e. By the Executive for Good Reason. The Executive may terminate his employment for Good Reason by (A) providing notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than the sixtieth (60th) day following the occurrence of that condition; (B) providing the Company a period of thirty (30) days to remedy the condition if subject to remedy, and so specifying in the notice; and (C) terminating his employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition. The following, if occurring without the Executive’s consent, shall constitute “Good Reason” for termination by the Executive: (i) a material diminution in the nature or scope of the Executive’s title, authority or responsibilities, causing them to be inconsistent with the position of President and Chief Executive Officer of a public company of similar stature, industry, market capitalization and development as the Company; (ii) a material adverse change in the Executive’s duties, including, without limitation, such duties set forth in Section 2, causing them to be inconsistent with the position of President and Chief Executive Officer of a public company of similar stature, industry, market capitalization and development as the Company; (iii) a requirement that the Executive report to any person other than the Board; (iv) a material reduction in Base Salary or target bonus opportunity; or (v) the Company’s breach of a material provision of this Agreement.

f. By the Executive without Good Reason. The Executive may terminate his employment hereunder at any time upon thirty (30) days’ prior written notice to the Company.

g. Expiration. Executive’s employment will terminate automatically upon the expiration of the Initial Term or Renewal Term, as applicable, if either party has elected not to extend the Initial Term or Renewal Term in accordance with Section 1.

5. Payments on Termination.

a. Termination Without Cause; For Good Reason. Subject to Section 5(b), in the event the Company terminates the employment of Executive without Cause pursuant to Section 4(d), Executive resigns for Good Reason pursuant to Section 4(e), or the Executive’s employment terminates clue to expiration of the Employment Term in accordance with Section 4(g) following the Company’s delivery to Executive of a notice of intent not to renew pursuant to Section 1, then the Company shall pay to the Executive, in addition to any amounts payable under Section 4, (i) severance payments in the form of continued Base Salary, at Executive’s Base Salary as then in effect, for the lesser of eighteen (18) months or the then remaining term (notwithstanding any subsequent Renewal Terms) of the Agreement, (ii) payment of any accrued and unpaid annual bonus for any year preceding the year in which Executive's employment terminates; (iii) payment of a pro rata annual bonus for the year in which Executive’s employment terminates calculated by multiplying the target bonus amount by a fraction, the numerator of which is the number of calendar days elapsed in the year as of the effective date of Executive’s termination of employment and the denominator of which is 365; and (iv) payment by the Company of Executive’s monthly health insurance premiums for a period matching the period that Executive is entitled to severance payments pursuant to section 5(a) hereof. The severance in 5(a)(i) and (iv) will be paid pursuant to the Company’s payroll schedule then in effect commencing on the thirtieth (30th) day following the last day of employment and the payments in S(a)(ii) and (iii) will be paid on the thirtieth (30th) day following the last day of employment.

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b. Requirement of Release. As a condition precedent to receiving any of the severance payments pursuant to Section 5(a), Executive must execute (without revocation) a general release of claims in a form mutually agreed to by the Company and the Executive (the “Release”). The Release must be effective and irrevocable prior to the sixtieth (60th) day following the Executive’ s last day of employment. If the Executive fails to execute the Release pursuant to this Section 5(b), the Executive shall forfeit and not be entitled to any severance payments under Sections 5(a).

6. Confidential/Trade Secret Information/Non-Solicitation.

a. Confidential/Trade Secret Information Defined. During the course of Executive’s employment, Executive will have access to various Confidential/Trade Secret Information of the Company and information developed for the Company. For purposes of this Agreement, the term “Confidential/Trade Secret Information” is information that is not generally known to the public and, as a result, is of economic benefit to the Company in the conduct of its business, and the business of the Company’s subsidiaries. Executive and the Company agree that the term “Confidential/Trade Secret Information” includes but is not limited to all information developed or obtained by the Company, including its affiliates, and predecessors, and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing, computer hard drive, disk, tape, e-mail, etc.): all methods, techniques, processes, ideas, research and development, product designs, engineering designs, plans, models, production plans, business plans, add-on features, trade names, service marks, slogans, forms, pricing structures, menus, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of and/or contractual arrangements with suppliers and/or vendors, accounting procedures, and any document, record or other information of the Company relating to the above. Confidential/Trade Secret Information includes not only information directly belonging to the Company which existed before the date of this Agreement, but also information developed by Executive for the Company, including its subsidiaries, affiliates and predecessors, during the term of Executive’s employment with the Company. Confidential/Trade Secret Information does not include any information which (a) was in the lawful and unrestricted possession of Executive prior to its disclosure to Executive by the Company, its subsidiaries, affiliates or predecessors, (b) is or becomes generally available to the public by lawful acts other than those of Executive after receiving it, or (c) has been received lawfully and in good faith by Executive from a third party who is not and has never been an executive of the Company, its subsidiaries, affiliates or predecessors, and who did not derive it from the Company, its subsidiaries, affiliates or predecessors.

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b. Prohibition Against Unfair Competition/ Non-Solicitation of Customers. Executive agrees that at no time after his employment with the Company will he engage in competition with the Company while making any use of the Confidential/Trade Secret Information, or otherwise exploit or make use of the Confidential/Trade Secret Information. Executive agrees that during the 24-month period following the date of termination of this employment hereunder (the “Termination Date”), he will not directly or indirectly accept or solicit, in any capacity, the business of any customer of the Company with whom Executive worked or otherwise had access to the Confidential/Trade Secret Information pertaining to the Company’s business with such customer during the last year of Executive’s employment with the Company, or solicit, directly or indirectly, or encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or otherwise interfere with such business relationships.

c. Non-Solicitation of Employees. Executive agrees that during the 24-month period following the Termination Date, he shall not, directly or indirectly, solicit or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit, directly or indirectly, any of the Company’s employees for employment.

d. Non-Solicitation During Employment. During his employment with the Company, Executive shall not: (a) interfere with the Company’s business relationship with its customers or suppliers, (b) solicit, directly or indirectly, or otherwise encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or (c) solicit, directly or indirectly, or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit any of the Company’s employees for employment.

e. Breach of Provisions. If Executive materially breaches any of the provisions of this Section 6, or in the event that any such breach is threatened by Executive, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Section 6.

f. Reasonable Restrictions. The parties acknowledge that the foregoing restrictions are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

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g. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 6 hereof would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

7. Section 409A Compliance. This Agreement and any payments or benefits provided hereunder shall be interpreted, operated and administered in a manner intended to avoid the imposition of additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Further, the Company and Executive acknowledge and agree that the form and timing of the payments and benefits to be provided pursuant to this Agreement are intended to be exempt from, or to comply with, one or more exceptions to the requirements of Section 409A of the Code. Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment for purposes of this Agreement and no payments shall be due to Executive under this Agreement that are payable upon Executive’s tem1ination of employment until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered defined compensation under Section 409A payable on account of a “separation from service,“ such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 6 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. With respect to expenses eligible for reimbursement under the terms of this Agreement: (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year; and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.

8. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods,· designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its affiliates or subsidiaries actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company and its affiliates and subsidiaries (collectively, “Work Product”) belong to the Company or such affiliate or subsidiary, as applicable. Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the term hereof) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

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9. Representations. Executive represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, non-competition agreement or confidentiality agreement with any other person or entity (other than any such agreement with any subsidiary or predecessor of the Company) and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

10. Survival. Executive acknowledges and agrees that Sections 5-10 of this Agreement shall survive the separation of Executive’s employment for any reason.

11. Severability. The Parties intend for this Agreement to be enforced as written. However, if any section or portion of a section of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, (a) then the remainder of this Agreement, or the application of such section or portions of such section in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each section or portion of such section of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and/or (b) because of the scope of a section or portion of such section is found to be unreasonable, the Company and Executive agree that the court making such determination shall have the power to “blue-pencil” the Agreement as necessary to make it reasonable in scope; and in its reduced or blue-penciled fo1m such section or portion of such section shall then be enforceable and shall be enforced.

12. Miscellaneous.

a. Deductions and Withholding. Executive agrees that the Company and/or its subsidiaries or affiliates shall withhold from any and all compensation paid to or required to be paid to Executive pursuant to this Agreement all federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect and all amounts required to be deducted in respect of Executive ‘ s coverage under applicable employee benefit plans.

b. Integration. This Agreement embodies the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof, including, but not limited to the Prior Agreement. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

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c. Successors. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. The Company shall take commercially reasonable effo1ts to require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Executive’s rights and obligations under this Agreement may not be assigned by Executive without the prior written consent of the Company.

d. Beneficiaries. In the event of the death, disability or termination not for cause, of the Executive, all accumulated assets cash, equity, 409a accounts, accrued vacation time, etc., or other entitlement payments shall, within 90 days, be distributed to his spouse Suzanne Mann Moore, per her instructions.

e. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

f. Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of the Company.

g. Governing Law. This Agreement shall be governed by and enforced in accordance with the internal laws of the State of California without regard to principles of conflict of laws.

h. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

13. Indemnification. The Company agrees to indemnify and hold the Executive harmless from and against any and all loss, damage, cost and expense of every kind, including reasonable attorneys’ fees (each, a “Loss”) resulting from any claim by a third party relating to the services rendered in connection with this Agreement, or prior statements, obligations, commitments, verbal or written or otherwise communicated, made by the Company before the date of this Agreement, and to any injury or death alleged to have been caused by or attributable to any drug, device or biologic relating to services rendered pursuant to this Agreement, unless such Loss arises out of the gross negligence, willful misconduct or breach of this Agreement by the Executive. The Company agrees to acquire sufficient D&O insurance to cover the Executive under usual conditions.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written

180 Life Sciences Corp.		James N. Woody MD, PhD

By:	/s/ Marc Feldmann	By:	/s/ James N. Woody

Name	Sir Marc Feldmann	Name:	James N. Woody

Print Name:

Title:	Co-Chairman Board of Directors, 180 Life Sciences Corp.

Date:	03/03/2021	Date: 2/25/2021